Exhibit 10.10

ZS PHARMA, INC.

FORM OF INVENTION ASSIGNMENT

AND CONFIDENTIALITY AGREEMENT

This Invention Assignment and Confidentiality Agreement (“Agreement”) is entered into as of the date of the last signature below and shall be effective as of                                 , 20    , by and between ZS Pharma, Inc., having an address of 508 Wrangler Drive, Suite 100, Coppell, Texas, 75019, its subsidiaries, affiliates, successors or assigns (together the “Company”), and                                 , an individual having an address of                                 (“Employee”).

WHEREAS, Company wishes to continue to employ Employee, and Employee desires to continue employment by the Company;

WHEREAS, Employee has been an employee of and has continuously been employed by Company since             ;

WHEREAS, Employee acknowledges and agrees that the Company may provide Employee with Confidential Information, subject to and in consideration of the Agreement;

WHEREAS, Company believes, and Employee acknowledges and agrees, that the Confidential Information of Company is extremely important to the operations and success of the Company;

WHEREAS, Employee acknowledges and agrees that Employee during the course of Employee’s employment with Company, Employee has or will make, conceive of, or reduce to practice inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets.

NOW THEREFORE, as a condition of Employee’s continued employment with Company and in consideration of Employee’s continued employment with Company and Employee’s receipt of the compensation hereafter paid to Employee by Company, Employee agrees to the following provisions of this Invention Assignment and Confidentiality Agreement (this “Agreement”):

1. Confidential Information.

A. Company Information. Employee agrees that during and after Employee’s employment with the Company, Employee will hold in the strictest confidence, and will not use (except for the benefit of the Company during Employee’s employment) or disclose to any person, firm, or corporation (without written authorization of the President or the Board of Directors of the Company) any Company Confidential Information. Employee understands that Employee’s unauthorized use or disclosure of Company Confidential Information during Employee’s employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. Employee understands that “Company Confidential Information” means any and all non-public financial, commercial, business, technical, engineering, or other information in written, oral, visual, or electronic form concerning the actual or anticipated business, research, development, or other affairs of the Company, including, without limitation, the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which Employee called or with which Employee may become acquainted during the term of Employee’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. Company Confidential Information does not include any of the foregoing items to the extent that the same was or is: (a) made available to Employee without restriction by a third party who has the right to disclose such information to Employee; (b) was known to or independently developed by Employee prior to beginning employment by the Company, as evidenced by corroborating, dated written documentation created prior to beginning employment by the Company; or (c) publicly known and made generally available through no wrongful act of Employee or of others. Employee understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B. Former Employer Information. Employee agrees that during Employee’s employment with the Company, Employee will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Employee further agrees that Employee will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.

C. Non-Disclosure of Third Party Information. Employee recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. Employee agrees at all times during Employee’s employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such Associated Third Parties. Employee further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. Employee understands that Employee’s unauthorized use or disclosure of Associated

Third Party Confidential Information or violation of any Company policies during Employee’s employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.

D. Return of Confidential Information and Other Documents. Upon separation from employment with the Company or on demand by the Company during Employee’s employment, Employee will immediately deliver to the Company, and will not keep in Employee’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed pursuant to Employee’s employment with the Company, obtained in connection with Employee’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns.

E. Subpoena or Court Order. In the event Employee becomes aware of any proceeding that might result in becoming legally compelled (by deposition, interrogatory, request for documents, subpoena, court order, or similar process) to disclose any Company or Associated Third Party Confidential Information, Employee shall promptly notify the Company of such proceeding so that the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement with respect to such Confidential Information. In the event that Employee becomes legally compelled to disclose any such Confidential Information and such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, Employee agrees to disclose only that portion of such Confidential Information that Employee is legally required to disclose.

2. Intellectual Property.

A. Intellectual Property Retained and Licensed. Employee has attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part prior to Employee’s employment with the Company and to which Employee has any right, title, or interest, and which relate to the Company’s proposed business, products, or research and development (“Prior Intellectual Property”); or, if no such list is attached, Employee represents and warrants that there is no such Prior Intellectual Property. Furthermore, Employee represents and warrants that if any Prior Intellectual Property is included on Exhibit A, they will not materially affect Employee’s ability to perform all obligations under this Agreement. If, in the course of Employee’s employment with the Company, Employee incorporates into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Intellectual Property, Employee hereby grants to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Intellectual Property as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.

B. Assignment of Intellectual Property. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and to and does hereby irrevocably assign to the Company, or its designee, all Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, processes, designs, methods, substances, articles, computer programs, derivative works, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which Employee has solely or jointly conceived, invented, discovered, created, developed or reduced to practice, or caused to be conceived, invented, discovered, created, developed or reduced to practice, during the period of time Employee has been in the employ of the Company (including during Employee’s off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, or which Employee may solely or jointly conceive, invent, discover, create, develop or reduce to practice, or conceive, invent, discover, create, develop or reduce to practice, during the period of time Employee is in the employ of the Company (including during Employee’s off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information (collectively referred to as “Intellectual Property”). Employee further acknowledges that all original works of authorship that are or have been made (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee hereby irrevocably relinquishes and forever waives for the benefit of the Company any moral rights (defined as either any right to claim authorship of a work or any right to object to any distortion or other modification of a work, or any similar right existing under the law of any country in the world or under any international agreement) in any original work of authorship. Employee understands and agrees that the decision whether or not to commercialize or market any Intellectual Property is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due as a result of the Company’s efforts to commercialize or market any such Intellectual Property.

C. Patent and Copyright Registrations. Employee agrees to and shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and cooperating in all respects with including, but not limited to, testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. Employee further agrees that Employee’s obligations under this paragraph shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead, to execute, deliver and file any and all papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by Employee.

D. Maintenance of Records. Employee agrees to and shall keep and maintain adequate, current, accurate, and authentic written records of all Inventions made (solely or jointly with others) during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, memoranda, reports, or any other format that may be specified by the Company. Employee agrees to and shall promptly submit such records to Company. The records are and will be available to and remain the sole property of the Company at all times.

Employee shall perform Employee’s obligations under this Section 2 at the Company’s expense, without any additional compensation other than that which Employee receives by reason of Employee’s employment with the Company, or pursuant to a separate agreement between the Company and Employee, if any, of the Company that may be in effect from time to time.

3. Cooperation. During the period of Employee’s employment with the Company and for a period of three years thereafter, Employee shall, upon reasonable notice, furnish such information and assistance to Company as may reasonably be required by Company in connection with any audit, investigation, litigation or other action to which Company, or any of its affiliates, agents, or employees is or may become subject. Assistance includes being reasonably available for interviews with counsel for Company. Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in rendering such assistance.

4. Certain Remedies. In recognition of the fact that a breach by Employee of any of the provisions of this Agreement will cause irreparable damage to Company for which monetary damages alone will not constitute an adequate remedy, Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by Employee or requiring Employee to perform Employee’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach of any provision of this Agreement.

5. General Provisions.

A. Term of this Agreement. Except as otherwise expressly provided herein with respect to certain provisions hereof, this Agreement shall continue in effect and survive for an indefinite period notwithstanding the termination of Employee’s employment with the Company for any reason. This Agreement is not, however, and shall not be deemed to be, an employment agreement that obligates the Company to employ Employee, or obligates Employee to continue in the Company’s employment, for any term whatsoever. Employee acknowledges and agrees that Employee is an employee “at will” and can be terminated by the Company at any time in its sole discretion, with or without cause, and with or without advance notice.

B. No Offset. The representations and covenants contained in this Agreement on the part of Employee shall be construed as ancillary to and independent to any other component of the employment relationship between the Company and Employee, and the existence of any claim (monetary or otherwise) or cause of action of Employee against the Company or any officer, director or shareholder of the Company shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Agreement.

C. Extension of Duration; Survival. If Employee violates any covenant contained in this Agreement, the Company shall not, as a result of such violation or the time involved in obtaining legal or equitable relief therefor, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in this Agreement shall be deemed to have the duration specified in this Agreement which period shall be extended by a number of days equal to the sum of (i) the total number of days Employee is in violation of any of the covenants contained in this Agreement prior to the commencement of any litigation, through the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in this Agreement.

D. Severability. If any provision of this Agreement is held to be unenforceable by reason of being vague or unreasonable as to area, duration, or scope of activity or otherwise, this Agreement will be considered divisible and inoperative as to such provision to the extent that such provision is unenforceable, with this Agreement to remain in full force and effect in all other respects. If any provision of this Agreement, although unenforceable as written, may be made enforceable by limitation or reformation thereof, then such provision will be enforceable to the maximum extent permitted by applicable law.

E. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES WHERE SUCH RULES WOULD CAUSE THE LAW OF ANOTHER JURISDICTION TO APPLY.

F. Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if such notice is in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the address specified for each party on the initial page hereof.

G. Successors and Assigns; Entire Agreement; Amendment; No Waiver; Headings; Counterparts. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, Employee may not assign this Agreement or any interest herein to any other person or entity without the prior written consent of the Company, which consent may be given or withheld in its sole discretion. This Agreement represents the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and may be modified, amended or waived only by a separate agreement or writing signed by the Parties expressly so modifying, amending or waiving this Agreement. No failure or delay by any Party hereto in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The descriptive headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement. This Agreement may be signed in one or more counterparts, all of which shall constitute one and the same agreement.

Date:
Signature

Name of Employee (typed or printed)

Witness:

Signature

Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

            No inventions or improvements

            Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

initials